Exhibit 99.1

ABERCROMBIE & FITCH CO. ANNOUNCES BOARD OF DIRECTORS LEADERSHIP TRANSITION
Terry Burman to step down as Board Chairperson and retire at the end of his current term;
Nigel Travis, current independent Director and Chair of Nominating and Board Governance Committee, to become new Board Chairperson

NEW ALBANY, Ohio, November 22, 2022: Abercrombie & Fitch Co. (NYSE: ANF), a leading, global omni-channel specialty retailer of apparel and accessories, today announced a change in its Board of Directors as part of a leadership transition. After five years in the position and in connection with his plans to retire as a Director, Terry Burman will step down as Chairperson of the Board at the conclusion of the company’s fiscal year ending on January 28, 2023, and will not stand for re-election at the Company’s 2023 Annual Meeting of Stockholders. Nigel Travis, current Director and Chair of the Nominating and Board Governance Committee of the Board, will assume the role of Chairperson effective January 28, 2023.

Mr. Burman joined the Board in January 2014 and was appointed Non-Executive Chairperson in February 2018. Mr. Travis joined the Board as an independent director in February 2019.

“On behalf of our Board, executive management team and Abercrombie & Fitch Co. associates, I’d like to thank Terry for all his contributions to the company’s transformation over the past several years,” said Fran Horowitz, Chief Executive Officer. “The company is in a dramatically different place than we were when he joined the Board in 2014. Terry’s deep retail experience and guiding leadership helped us make significant progress in reaching our aspiration to become one of the leading global omnichannel apparel retailers,” said Ms. Horowitz.

Burman added, “It has been an honor to serve on the Board and as Chairperson of Abercrombie & Fitch Co. I’m very proud of all that the company has accomplished, working to deliver against its strategic growth principles while at the same time developing a strong corporate culture.” He continued, “With the company solidly on its future-focused path, leveraging its digital capabilities to accelerate global growth across brands and deliver shareholder value, it is the right time to transition Board leadership.”

Travis commented, “It has been a privilege to serve on the Board with Terry since I joined in 2019. Under his leadership, the company has made incredible progress. I’m excited to partner with Fran and the team to continue moving the company forward.” He added, “Not only has Abercrombie & Fitch Co. proven its ability to navigate through unprecedented challenges while maintaining a focus on making progress against its long-term strategic goals, but it has also done so while continually listening and learning from its global customers.”

Horowitz concluded, “We are fortunate to have a deep leadership bench on our Board of Directors. As a transformative business leader with experience growing multi-billion-dollar global brands, I’m confident in Nigel’s ability to help guide us through our next chapter as we continue to transform and position the company for future growth.”

Nigel Travis has served in executive leadership roles at several global companies within the retail and restaurant industries. A longtime leader at Dunkin Brands Group, Inc., including through its IPO in 2011, he served as Chief Executive Officer (January 2009 to July 2018) and Executive Chairman of the Board (May 2013 to December 2018) until transitioning to Non-Executive Chairman (January 2019 to December 2020). He also served as President and Chief Executive Officer and on the board of Papa John’s International (2005 to 2008), and in roles of increasing responsibility at Blockbuster, Inc., including President and Chief Operating Officer (1994 to 2004). Mr. Travis, a Director on Abercrombie & Fitch Co.’s Board since February 2019, currently serves as Chair of the Nominating and Board Governance Committee and is a member of the Audit and Finance Committee and the Executive Committee. Mr. Travis also currently serves as on the board of directors of Advance Auto Parts, Inc. (August 2018 to present).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. may contain forward looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements including, without limitation, statements regarding the transition of our Board of Director leadership and our company performance, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise.

Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2022, and otherwise in our reports and filings with the Securities and Exchange Commission.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids through five renowned brands. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 770 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Contacts

Investor Contact:	Media Contact:

Mackenzie Gusweiler	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com